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                                                        UNITED STATES
                                             SECURITIES AND EXCHANGE COMMISSION
                                                   Washington, D.C. 20549

                                                          FORM 144

                                            NOTICE OF PROPOSED SALE OF SECURITIES
                                   PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

ATTENTION:  Transmit for filing 3 copies of this form with either placing an order with a broker to execute sale or executing a sale directly with a market maker
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|1(a) Name of Issuer (Please type or print)      |(b)IRS Ident. No.       |(c) S.E.C. File No.        |                            |
|                                                |                        |                           |                            |
|      Agrocan Corporation                       |                        |    1.000-25963            |                            |
|                                                |                        |                           |                            |
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|(d) Address of Issuer               Street                   City                State      Zip Code | (e) Telephone No.          |
|                                                                                                     |----------------------------|
|                                                                                                     | Area Code|   Number        |
|    CLI Building Suite 1003, 313 Hennessy Road              Wanchai             Hong Kong            |          |                 |
|----------------------------------------------------------------------------------------------------------------------------------|
|2(a) Name of Person for whose account the |(b) IRS Ident. No.|(c) Relationship to|(d) Address Street    City    State Zip Code    |
|     Securities are to be sold            |                  |    Issuer         |                                                |
|                                          |                  |                   |  P.O. Box 957 Offshore Incorporations Ctr.     |
|     Critical Success Ltd.                |                  |    Other          |  Rd Town, Tortola, BV                          |
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INSTRUCTION:  The  person filing this notice  should  contact the issuer to obtain the IRS Identification Number and the SEC file Number

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|3(a)             |(b)                             |SEC USE ONLY|(c)           |(d)          |(e)         |(f)         |(g)        |
|    Title of the |   Name and Address of Each     |------------| Number of    |  Aggregate  | Number of  | Approximate|Name of    |
|    Class of     |   Broker Through Whom the      | Broker-    | Shares or    |   Market    | Shares or  |  Date of   |Each       |
|    Securities   |   Securities are to be Offered | Dealer File| Other Units  |    Value    | Other Units|     Sale   |Securities |
|    To Be Sold   |   or Each Market Maker who is  | Number     | to be Sold   |             | Outstanding|            |Exchange   |
|                 |   Acquiring the Securities     |            |              |             |            |            |           |
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|                 |                                |            |              |             |            |            |           |
|    COMMON       |    TD WaterHouse               |            | 47,914       |             |            |   08/23/00 |   NASD    |
|    STOCK        |                                |            |              |             |            |            | OTC  BB   |
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|                 |                                |            |              |             |            |            |           |
|                 |                                |            |              |             |            |            |           |
|                 |                                |            |              |             |            |            |           |
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INSTRUCTIONS
1. (a) Name of Issuer.                                        3. (a) Title of the class of securities to be sold.
   (b) Issuer's  IRS.  Identification Number.                    (b) Name and address of each broker through whom
   (c) Issuer's  SEC number, if any.                                 the  securities  are  intended to be sold.
   (d) Issuer's  address,  including zip code.                   (c) Number  of  shares  or  other  units  to be sold (if debt
   (e) Issuer's telephone number, including area code.               securities,  give the aggregate face amount).
2. (a) Name of person for whose  account  the securities are     (d) Aggregate market value of the securities to be sold as of a
       to be sold.                                                   specified date within 10 days prior to the filing of this
   (b) Such persons Social Security or IRS. Identification           notice.
       number, if such person is an entity.                      (e) Number  of  shares  or other units of the class
   (c) Such  person's  relationship  to the  issuer  (e.g.,          outstanding, or if debt securities the face amount thereof
       officer, director, 10% stockholder, or member                 outstanding, as shown by the most recent report or statement
       of immediate family of any of the foregoing).                 published by the issuer.
   (d) Such person's address, including zip code.                (f) Approximate date on which the securities are to be sold.
                                                                 (g) Name of each securities exchange, if any, on which the securities are intended to be sold.
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                                           TABLE I -  SECURITIES  TO BE SOLD

Furnish  the  following  information  with  respect  to the  acquisition  of the securities  to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

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|Title of   |Date you |                                   | Name of Person from Whom Acquired |     Amount of     |Date of |Nature |
|the Class  |Acquired | Nature of Acquisition Transaction | (If Gift, Also Give Date Donor    |Securities Acquired|Payment |of     |
|           |         |                                   |  Acquired)                        |                   |        |Payment|
|-----------|---------|-----------------------------------|-----------------------------------|-------------------|--------|-------|
|           |         |                                   |                                   |                   |        |       |
| COMMON    | 03/26/98|   Subscription of new issue       |   Agrocan Corporation             |    47,914         |03/26/98| Cash  |
| STOCK     |         |                                   |                                   |                   |        |       |
|           |         |                                   |                                   |                   |        |       |
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INSTRUCTIONS: 1. If the securities were purchased and full payment therefore was not  made in cash at the time of  purchase,  explain  in the  table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other  obligation,  or if payment was made in installments  describe the  arrangement  and state when the note or other  obligation was discharged in full or the last installment paid.

2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.

===================================================================================================================================

                                     TABLE II - SECURITIES  SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

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|                                                        |                                 |             |    Amount of   |Gross   |
|             Name and Address of Seller                 |      Title of Securities Sold   | Date of Sale| Securities Sold|Proceeds|
|----------------------------------------------------------------------------------------------------------------------------------|
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|            None                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
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REMARKS:
INSTRUCTIONS:                                                                       ATTENTION:
See the  definition  of  "person"  in  paragraph (a) of Rule  144.  Information     The person for whose account the securities to
is  to  be given not only as to the person for whose account the securities are     which  this  notice relates are to sold hereby
to  be  sold  but  also  as to sales by all persons whose sales are required by     represents by signing this notice that he does
paragraph (e) of Rule 144 to be aggregated with sales for  the  account  of the     not  know  any  material  adverse  information
person  filing  this  notice.                                                       in  regard  to  the  current  and  prospective
                                                                                    operations of the  Issuer of the securities to
                                                                                    be sold which have not been publicly disclosed.

              08-23-2000                                                                         /s/   Vincent Chan
            --------------                                                                -----------------------------------------
           (DATE OF NOTICE)                                                                            Vincent Chan
                                                                                                       (SIGNATURE)
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The notice shall be signed by the person for whose account the securities are to be sold.  At least one copy of the notice shall be manually  signed.  Any copies not manually signed shall bear typed or printed signatures.


ATTENTION: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001).


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